Exhibit 99

Strong third quarter results support confidence in year-end guidance
Positive outlook for 2004

Basingstoke, UK – 5 November 2003 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the third quarter ended 30 September 2003.

Third Quarter 2003 Unaudited US GAAP Results Highlights

	Q3 2003		Q3 2002		% Growth
	$M		$M

Total revenues	289.4		249.7		+16%
Operating income	88.8		81.0		+10%
Income from continuing operations before
income taxes and equity in (losses) / earnings
of equity method investees	89.8		84.1		+7%
Net income	64.6		63.6		+2%
Diluted Earnings Per Share (EPS):
Per ordinary share	12.8	c	12.4	c	+3%
Per American Depository Share (ADS)	38.3	c	37.2	c	+3%
(1)	The 2002 US GAAP results have been restated to reflect the disposal of our ‘Over-The-Counter’ (OTC) business, which has been accounted for as a discontinued operation. All 2002 figures down to income from continuing operations exclude the OTC business, while 2002 net income and EPS figures include the OTC results.

(2)	Average exchange rates for Q3 2003 and 2002 were $1.62: £1.00 and $1.56: £1.00 respectively.

Matthew Emmens, Chief Executive, said:

“Shire’s robust performance continued in the third quarter and we remain on track to meet our year-end guidance. Our underlying business is very solid. Most notable is the fact that we recently achieved record prescription levels for ADDERALL XR.

“Our franchise was further strengthened with the receipt of an approvable letter from the US Food and Drug Administration (FDA) for the use of ADDERALL XR in adults with Attention Deficit and Hyperactivity Disorder (ADHD). With the most prescribed ADHD brand in the US and four other ADHD compounds in development, our intention is to remain the leading company in this rapidly growing market.

“Our recently announced strategic initiatives are moving forward. The first step, announced last quarter, was to redefine our focus. The resulting ‘search and development’ strategy implies honing our drug development capabilities and also enhancing our business development efforts. To accomplish this, we have exited early stage research and will spin out the vaccine business so that we can focus resources on later stage projects. Concurrently, we have been concentrating our business development efforts on a small number of highly attractive targets. Additionally, we are finalising our plan for organisational restructuring and US site consolidation. An update on this will be provided at the year-end.

“In summary, we expect to achieve our guidance of mid to high teens revenue growth, operating margins of around 30% and high single to low double digit earnings per share (EPS) growth (including the approximate 3 cents per share cost impact associated with the closure of early stage research). Given our positive momentum, we are confident of delivering sustained growth in 2004”

Third Quarter 2003 and Recent Events Highlights

  Q3 2003 revenues up 16% to $289.4 million, driven by ADDERALL XR’s excellent performance.

  Diluted earnings per ADS up 3% at 38.3c after charging costs of $12.1 million associated with early stage research and other intangible asset write-downs of $11.2 million.

  Total ADHD prescriptions up 23% quarter on quarter.

  ADDERALL XR sales up 55% on the same period last year, totalling $121.3 million; ADDERALL XR outperformed the market with prescription demand of 1.51 million up 34% compared with Q3 2002; the ADDERALL® franchise is the leading ADHD brand in the US with 25%1prescription share in Q3 2003.

  Shire receives approvable letter from the US Food and Drug Administration (FDA) for ADDERALL XR adult indication.

  Royalties up 14% to $49.7 million; 3TC™ royalties up 9% to $35.3 million and other royalties (mainly REMINYL™) up 51% to $8.2 million.

  FOSRENOL® responses submitted to the EU Reference Member State; US approvable letter responses to be delivered to the FDA before year-end.

  SPD476, a novel formulation of mesalamine for the treatment of Ulcerative Colitis, enters Phase III development.

Strategy update

Shire’s new strategy, which is to position itself as the leading company in meeting the needs of the specialist physician with a focus on fewer and later stage projects was announced at Q2 2003. Implementation of this new strategy is progressing well:

  Plans to spin off the vaccine business are advancing and in parallel the Company is examining a number of expressions of interest from potential purchasers.
  SPD754 (for HIV) and TROXATYL (for the treatment of acute myeloid leukaemia and pancreatic cancer), both of which are in Phase II, have attracted a number of potential partners and the Company expects to complete the out-licensing and partnering process by mid 2004.
  The early stage research centre in Laval, Quebec was closed in the quarter. An additional US manufacturing and distribution site has been closed in the past few months.
  M&A has been significantly enhanced with the establishment of a global focus team targeting acquisitions in the US including large scale transactions – a small number of highly attractive targets have been identified.
  The Company will provide an update on the organisational restructuring and US site consolidation at the year-end.

– Ends –

For further information please contact:

Cléa Rosenfeld – Investor Relations Global	+44 1256 894 160
Jessica Mann – Media Europe	+1 859 669 8905
Michele Roy – Media US & Canada	+1 450 978 7938

Notes to editors
Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialisation, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR® and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K/A by Shire with the Securities and Exchange Commission.

The following are trade marks of Shire or companies within the Shire Group, which are the subject of trade mark registrations in certain territories.

ADDERALL XR® (mixed amphetamine salts)
ADDERALL® (mixed amphetamine salts)
AGRYLIN® (anagrelide hydrochloride)
CARBATROL® (carbamazepine)
FLUVIRAL® S/F (split-virion influenza vaccine)
FOSRENOL® (lanthanum carbonate)
METHYPATCH® (methylphenidate)
PROAMATINE® (midodrine hydrochloride)
TROXATYL® (troxacitabine)
XAGRID® (anagrelide hydrochloride)

The following are trade marks of third parties.

3TC (lamivudine) (trade mark of GlaxoSmithKline (GSK))
NEISVAC-C (trade mark of Baxter International Inc.)
PENTASA (mesalamine) (trade mark of Ferring)
REMINYL (galantamine hydrobromide) (trade mark of Johnson & Johnson)
ZEFFIX (lamivudine) (trade mark of GSK)

Data sources.

1 IMS Prescription Data – Product specific
2 GlaxoSmithKline (GSK)

OVERVIEW OF US GAAP FINANCIAL RESULTS

Introduction

The results for the third quarter ended 30 September 2002 have been restated to reflect the disposal of the OTC business, which is accounted for as a discontinued operation in accordance with generally accepted accounting principles in the US (US GAAP). In accordance with US GAAP, 2002 figures from revenues down to income from continuing operations exclude the results of the OTC business, while 2002 net income and earnings per share include the results of the OTC business.

Revenues from continuing operations for the third quarter ended 30 September 2003 increased by 16% to $289.4 million (Q3 2002: $249.7 million).

The Company recorded net income of $64.6million, an increase of 2% compared to the three months ended 30 September 2002. Diluted earnings per ordinary share were 12.8 cents, or 38.3 cents per ADS, an increase of 3% over Q3 2002. This result was achieved after charging $12.1 million of closure costs in respect of Lead Optimisation and other intangible write-downs of $11.2 million.

Operations generated cash inflows from operating activities of $109.2 million.

Cash, cash equivalents and marketable securities at 30 September 2003 amounted to $1,274.7 million (31 December 2002: $1,213.8 million). After deduction of borrowings, this translates to a net cash position of $896.2 million (31 December 2002: $805.7 million). The primary use of cash will be to enhance further the Shire portfolio through product and project acquisitions.

Product sales

For the quarter ended 30 September 2003, product sales increased $32.8 million to $238.3 million (Q3 2002: $205.5 million) and represented 82% of total revenues. The Company estimates that Q3 2003 product sales were broadly in line with prescription-based demand for the quarter, however, reported sales of ADDERALL, AGRYLIN, PENTASA and PROAMATINE were lower, as predicted, as wholesalers reduced inventories. These movements were offset by the expected seasonal stocking of ADDERALL XR during the quarter.

Third Quarter 2003 Product Highlights
		Sales	US Rx1	Q3 2003[1]
Product	Sales	Growth	Growth	US Market Share
	$M	%	%	%

ADDERALL XR	121.3	+55%	+ 34%	22%
ADDERALL	9.0	- 51%	- 48%	3%

Total ADDERALL	130.3	+35%	+ 13%	25%

AGRYLIN	25.9	- 10%	+ 5%	27%
PENTASA	19.8	- 8%	-	11%
PROAMATINE	8.1	- 44%	+ 11%	27%
CARBATROL	11.6	+ 6%	+ 8%	40%

CNS Franchise

ADDERALL XR and ADDERALL for the treatment of attention deficit hyperactivity disorder (ADHD)

Total ADDERALL franchise sales in Q3 2003 were $130.3 million, an increase of 35% over Q3 2002 ($96.1 million). Over the same period, total ADDERALL franchise prescriptions grew by approximately 13%1, despite the entry of generic versions of ADDERALL last year and new competition within the ADHD market.

Increased competitive activities have had a positive impact on US ADHD market growth, which grew by 23%1 for Q3 2003. Despite competition, ADHD physicians have continued to recognise the strengths of the ADDERALL brand, which maintained its leading position in the ADHD market with a 25%1 prescription share during Q3 2003 following a strong performance during the ‘back to school’ season.

Sales of ADDERALL XR in Q3 2003 were $121.3 million, an increase of 55% over Q3 2002 ($78.0 million). ADDERALL XR prescriptions increased 34%1 between periods driven by significant US ADHD market growth and an increased share of that larger market. The difference between reported growth and prescription growth is largely due to the expected seasonal stocking of ADDERALL XR during the quarter. Wholesaler inventories at quarter-end were close to normal levels.

Sales of ADDERALL were $9.0 million in Q3 2003, down 51% from Q3 2002 ($18.1 million). Overall prescriptions were down approximately 48%1 between periods, reflecting the switch to ADDERALL XR and generic competition

In August 2003 Shire was granted a new US patent, No 6,605,300, which covers ADDERALL XR. In September 2003, Shire filed a lawsuit against Barr Laboratories Inc for infringement of this '300 patent. The lawsuit results from an Abbreviated New Drug Application (ANDA) filed by Barr for a generic version of ADDERALL XR.

CARBATROL for the treatment of epilepsy

CARBATROL sales increased by $0.7 million or 6%, compared to Q3 2002, versus an 8%1 increase in prescriptions.

Following the recommencement of promotional efforts, Shire has grown CARBATROL’s share of the extended release carbamazepine market from 36%1 in Q3 2002 to 40%1 in Q3 2003.

In August 2003 Shire received a Paragraph IV letter confirming that a generic company has filed an ANDA for CARBATROL 300 mg. This dose strength represents half of Shire’s current sales in epilepsy. Shire is currently evaluating this Paragraph IV notice and is still planning to file for a bipolar indication in 2004.

Other Franchises

AGRYLIN for the treatment of thrombocythaemia

AGRYLIN sales decreased by 10% in Q3 2003 however, US prescription growth increased by 5%1. The decrease in sales in Q3 2003 was expected as wholesalers reduced stocking from Q2 2003 levels. Shire anticipates further de-stocking in Q4 if wholesalers return to normalised inventory levels by year-end

AGRYLIN remains the only product specifically approved for essential thrombocythaemia in the US. Shire is seeking a paediatric extension for AGRYLIN which would extend its orphan drug exclusivity from March 2004 to September 2004, after which time it is expected to face generic competition. The expected launch of XAGRID in the EU (the trade name of AGRYLIN used in the EU) will continue to drive growth from markets outside the US.

PENTASA for the treatment of ulcerative colitis

PENTASA sales decreased by 8% compared to Q3 2002, despite no change1 in prescription demand for the same period. The decrease in sales in Q3 2003 was expected as wholesalers reduced stocking from Q2 2003 levels. Shire anticipates further de-stocking in Q4 if wholesalers return to normalised inventory levels by year-end.

Although its formal indication is for mild to moderately active ulcerative colitis, PENTASA is used mainly in Crohn’s Disease.

PROAMATINE for the treatment of hypotension

Prescription growth for PROAMATINE increased by 11%1compared to Q3 2002, while sales decreased by 44% during the quarter. The decrease in sales in Q3 2003 was expected as wholesalers reduced stocking from Q2 2003 levels. Shire anticipates additional de-stocking in Q4.

PROAMATINE’s Orphan Drug Status expired in September 2003. Since then several generic copies have entered the market.

Royalties

Royalty revenue increased 14% to $49.7 million for Q3 2003 (Q3 2002: $43.5 million) as a result of strong sales and positive foreign exchange movements.

Third Quarter 2003 Royalty Highlights
Product	Royalties to Shire $M	Royalty growth %	Worldwide in-market sales by licensee in Q3 2003[2] $M
3TC	35.3	+ 9%*	272
ZEFFIX	6.2	+ 12%**	52
Other	8.2	+ 51%	n/a
*The impact of foreign exchange movements has contributed 3% to the reported growth
**The impact of foreign exchange movements has contributed 5% to the reported growth

For the products 3TC and ZEFFIX, treatments for HIV infection and chronic hepatitis B respectively, Shire receives royalties from GlaxoSmithKline (GSK) on worldwide sales, with the exception of Canada, where a commercialisation partnership with GSK exists.

The nucleoside analogue market for HIV has continued to exhibit solid growth in recent months. This growth is supported by increases in the number of individuals living with HIV, as well as reduced mortality due to more effective treatment regimens.

Royalty revenue is also received in respect of REMINYL from Johnson & Johnson, and in respect of a number of hormone replacement therapy products from various licensees.

REMINYL, for the treatment of mild to moderately severe dementia of the Alzheimer’s type is growing well in the Alzheimer’s market. Progress continues with other indications and formulations.

Cost of product sales

For the third quarter ended 30 September 2003, cost of product sales amounted to 15.9% of product sales (Q3 2002: 15.5%).

Research and development (R&D)

R&D expenditure increased to $53.3 million in Q3 2003 from $42.0 million in Q3 2002. Expressed as a percentage of total revenues, R&D expenditure for the quarter was 18% (Q3 2002: 17%). Included within the expenditure for Q3 2003 is $6.6 million in respect of costs resulting from the closure of early stage research.

Selling, general and administrative (SG&A)

SG&A expenses decreased from $82.4 million in Q3 2002 to $82.3 million in Q3 2003. As a percentage of product sales, these expenses were 35% (2002: 40%).

The decrease, as a percentage of product sales, was the result of heavy investment in the ADDERALL XR brand in 2002 during its initial US ‘back to school’ season.

Depreciation and amortisation

The depreciation and amortisation charge for Q3 2003 was $27.1 million, an increase of $14.5 million compared to Q3 2002. Included within the Q3 2003 charge are $11.2 million of intangible asset write-downs (Q3 2002 $3.0 million) and $5.5 million of tangible fixed asset write-downs.

Interest income and expense

For the three months ended 30 September 2003, the Company received interest income of $3.7 million (Q3 2002: $5.1 million). Interest expense decreased from $2.3 million in Q3 2002 to $2.0 million in Q3 2003, primarily due to the partial buy back of the convertible notes in Q2 2003 at a discount to their par value.

Other (expense)/income, net

For the three months ended 30 September 2003, other expense totalled $0.7 million (Q3 2002: other income of $0.2 million). The quarter on quarter change is due to foreign exchange movements.

Taxation

For Q3 2003 income taxes increased $2.1 million to $25.1 million, from $23.0 million for Q3 2002. The effective tax rate was 28% for Q3 2003 (2002: 27%). Net deferred tax assets totalled $58.4 million at 30 September 2003. Realisation is dependent upon generating sufficient taxable income to utilise such assets. Although realisation of these assets is not assured, management believe it is more likely than not that the deferred tax assets will be realised.

Equity in (losses)/earnings of equity method investees

The Company received $0.9 million, representing a 50% share of earnings from the antiviral commercialisation partnership with GSK in Canada (Q3 2002: $0.7 million). A loss of $0.9 million was incurred representing a 50% share of the losses in Qualia Computing Inc (Q3 2002: $nil).

Closure costs

Included within operating expenses is a charge of $12.1 million in relation to the closure of early stage research. This includes severance payments to employees and the write-off of tangible fixed assets.

Discontinued operations

The Company completed the divestment of its OTC portfolio on 27 December 2002. These products were originally acquired in 1999 as a result of the Company’s merger with Roberts Pharmaceutical Corporation. In accordance with US GAAP the 2002 results have been restated to present the results of these products as a discontinued operation.

The OTC business contributed net income of $1.8 million for the three months ended 30 September 2002, which is included in the reported net income number for 2002.

R&D OVERVIEW

As part of its strategic review Shire will re-focus its portfolio onto lower risk, later stage opportunities and to build its franchise in CNS, GI and in renal. The re-focus and prioritisation will enable Shire to alter the risk-balance profile of the portfolio to improve the likely return on this investment.

R&D activities from July to October 2003

CENTRAL NERVOUS SYSTEM (CNS)

ADDERALL XR for the treatment of attention deficit hyperactivity disorder (ADHD)

Shire received an ‘approvable’ letter from the US Food and Drug Administration (FDA) for ADDERALL XR® once daily treatment for adult Attention Deficit Hyperactivity Disorder (ADHD) on 17 October 2003. Shire is working with the FDA to answer the questions raised in the approvable letter.

GASTROINTESTINAL

SPD476 for the treatment of ulcerative colitis

This project is progressing well and has now entered Phase III development.

RENAL

FOSRENOL for the treatment of hyperphosphataemia

Shire’s clinical package now includes data from four years of use of FOSRENOL in patients. Questions from the European Reference Member State have now been answered and data was submitted in October. Following the receipt of the US approvable letter Shire is analysing current data to provide answers to the questions raised in the letter from the US FDA; these will be submitted by year-end.

US GAAP Results
Unaudited Condensed Consolidated Balance Sheets

		(Audited)
	30 September	31 December
	2003	2002
	$’000	$’000

ASSETS
Current assets:
Cash and cash equivalents	1,061,523	897,718
Marketable securities	213,186	316,126
Accounts receivable, net	181,526	138,397
Inventories	56,201	49,216
Deferred tax asset	44,955	34,849
Prepaid expenses and other current assets	42,173	30,790

Total current assets	1,599,564	1,467,096

Investments	76,589	71,962
Property, plant and equipment, net	167,611	135,234
Goodwill, net	210,485	203,767
Other intangible assets, net	308,372	301,084
Deferred tax asset	13,422	6,216
Other non-current assets	20,691	23,264

Total assets	2,396,734	2,208,623

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current instalments of long-term debt	1,008	888
Accounts payable and accrued expenses	198,355	184,107
Other current liabilities	23,458	15,492

Total current liabilities from continuing operations	222,821	200,487
Current liabilities from discontinued operations	-	12,784

Total current liabilities	222,821	213,271

Long-term debt, excluding current instalments	377,545	407,302
Other long-term liabilities	13,134	14,884

Total liabilities	613,500	635,457

Shareholders’ equity:
Common stock of 5p par value; 800,000,000 shares
authorised; and 477,335,061 (December 31, 2002:
484,344,412) shares issued and outstanding	39,473	40,051
Exchangeable shares; 5,840,110 (December 31, 2002:
5,874,112) shares issued and outstanding	270,698	272,523
Additional paid-in capital	979,868	1,027,499
Accumulated other comprehensive income/(loss)	25,501	(41,431)
Retained earnings	467,694	274,524

Total shareholders’ equity	1,783,234	1,573,166

Total liabilities and shareholders’ equity	2,396,734	2,208,623

US GAAP Results
Unaudited Condensed Consolidated Statements of Operations

	3 months to	3 months to	9 months to	9 months to
	30	30	30	30
	September	September	September	September
	2003	2002	2003	2002
	$’000	$’000	$’000	$’000

Total revenues	289,442	249,720	892,947	734,786
Cost of revenues	(37,986)	(31,768)	(115,624)	(86,509)

Gross profit	251,456	217,952	777,323	648,277
Operating expenses	(162,644)	(136,962)	(505,102)	(421,885)

Operating income	88,812	80,990	272,221	226,392

Interest income	3,688	5,142	13,099	14,693
Interest expense	(1,995)	(2,280)	(7,332)	(6,053)
Other (expense)/income, net	(702)	200	(7,997)	431

Total other income/(expense), net	991	3,062	(2,230)	9,071

Income from continuing operations before income taxes and equity in (losses)/earnings of equity method investees	89,803	84,052	269,991	235,463

Income taxes	(25,139)	(22,954)	(75,122)	(64,034)

Equity in (losses)/earnings of equity method investees	(45)	704	(1,699)	3,303

Income from continuing operations	64,619	61,802	193,170	174,732

Income from discontinued operations (net of income tax expense of $nil, $1,047,000, $nil and $2,915,000 respectively)	-	1,783	-	4,962

Net income	64,619	63,585	193,170	179,694

Earnings per share:
Basic
Continuing operations	13.1c	12.3c	38.7c	34.9c
Discontinued operations	-	0.4c	-	1.0c

Net income	13.1c	12.7c	38.7c	35.9c

Diluted
Continuing operations	12.8c	12.0c	37.9c	34.1c
Discontinued operations	-	0.4c	-	1.0c

Net income	12.8c	12.4c	37.9c	35.1c

Weighted average number of shares:
Basic	494,827,334	501,026,581	499,414,490	500,394,452
Diluted	515,826,822	524,130,078	520,530,702	524,058,558

The results for the 3 and 9 months ended 30 September 2002 have been restated to reflect the disposal of our OTC business that has been accounted for as a discontinued operation.

US GAAP Results
Unaudited Condensed Consolidated Statements of Cash Flows

	3 months to	3 months to	9 months to	9 months to
	30	30	30	30
	September	September	September	September
	2003	2002	2003	2002
	$’000	$’000	$’000	$’000
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net income from continuing operations	64,619	61,802	193,170	174,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortisation	10,390	9,548	31,851	27,360
Stock option compensation	-	(16)	(24)	(166)
Tax benefit of stock option compensation,
charged directly to equity	-	(2)	-	687
Decrease/(increase) in deferred tax asset	483	9,634	(17,312)	4,939
Non cash exchange gains and losses	1,855	1,263	7,792	2,935
Equity in losses/(earnings) of equity method investees	45	(704)	1,699	(3,303)
Write-down of long term investments	-	3,000	8,472	5,500
Write-down of intangible assets	11,150	3,000	14,437	7,500
Write-down of tangible assets	5,521	-	5,521	-
(Gain)/loss on sale of fixed assets	(104)	37	(104)	153
Changes in operating assets and liabilities, net of acquisitions:
Decrease/(increase) in accounts receivable	13,382	(28,372)	(43,129)	25,032
Increase in inventory	(1,796)	(5,709)	(6,985)	(15,118)
Increase in prepayments and other current assets	(6,818)	(13,874)	(11,383)	(9,546)
Decrease in other assets	1,939	2,069	2,573	2,638
Increase/(decrease) in accounts and
notes payable and other liabilities	6,249	6,136	7,680	(46,281)
Decrease in unearned income	-	-	-	(17,409)
Dividend received from equity method investees	2,289	-	2,289	-

Net cash provided by operating activities	109,204	47,812	196,547	159,653

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in short-term deposits	4,491	(42,907)	102,940	455,114
Purchase of long-term investments	-	(3,131)	(1,475)	(4,148)
Purchase of subsidiary undertakings	-	(17,000)	-	(17,000)
Purchase of intangible assets	(10,608)	(187)	(36,108)	(18,697)
Proceeds from sale of fixed assets	852	-	852	-
Purchase of property, plant and equipment	(10,475)	(3,965)	(38,076)	(11,613)

Net cash (used in)/provided by investing activities	(15,740)	(67,190)	28,133	403,656

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase/payments on long-term debt,
capital leases and notes	(63)	(145)	(29,942)	(2,728)
Proceeds from exercise of options	127	903	2,381	4,455
Payment for the redemption of stock	-	-	(52,392)	-

Net cash provided by/(used in) financing activities	64	758	(79,953)	1,727

US GAAP Results
Unaudited Condensed Consolidated Statements of Cash Flows (continued)

	3 months to	3 months to	9 months to	9 months to
	30	30	30	30
	September	September	September	September
	2003	2002	2003	2002
	$’000	$’000	$’000	$’000
Effect of foreign exchange rate changes on
cash and cash equivalents	515	(3,797)	19,078	5,692

Net increase/(decrease) in cash and cash
equivalents	94,043	(22,417)	163,805	570,728
Cash flows provided by discontinued
operations	-	2,509	-	5,847

Net increase/(decrease) in cash and cash
equivalents	94,043	(19,908)	163,805	576,575
Cash and cash equivalents at beginning of
period	967,480	714,523	897,718	118,040

Cash and cash equivalents at end of period	1,061,523	694,615	1,061,523	694,615

Selected Notes to the Unaudited US GAAP Financial Statements

(1) Analysis of revenues, operating income and reportable segments

The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. The Company evaluates performance based on operating income or loss before interest and income taxes.

For 2003 our reporting has been expanded as set out below to provide more information on the Corporate and International segments. The 2002 reportable segments have been restated on this basis.

3 months to 30 September	US	International	Biologics	Corporate	R&D	Total
2003	$’000	$’000	$’000	$’000	$’000	$’000

Product sales	190,530	39,096	8,720	-	-	238,346
Licensing and development	1,355	-	-	-	-	1,355
Royalties	-	2,282	-	47,453	-	49,735
Other	6	-	-	-	-	6

Total revenues	191,891	41,378	8,720	47,453	-	289,442

Cost of product sales	18,401	12,504	7,081	-	-	37,986
Research and development	-	-	-	-	53,309	53,309
Selling, general and administrative	49,440	18,559	2,194	12,081	-	82,274

Depreciation and amortisation	9,083	*16,102	1,142	734	-	27,061

Total operating expenses	76,924	47,165	10,417	12,815	53,309	200,630

Operating income/(loss)	114,967	(5,787)	(1,697)	34,638	(53,309)	88,812

3 months to 30 September	US	International	Biologics	Corporate	R&D	Total
2002	$’000	$’000	$’000	$’000	$’000	$’000

Product sales	166,995	34,920	3,589	-	-	205,504
Licensing and development	726	-	-	-	-	726
Royalties	-	2,132	-	41,353	-	43,485
Other revenues	-	5	-	-	-	5

Total revenues	167,721	37,057	3,589	41,353	-	249,720

Cost of product sales	11,556	17,152	3,060	-	-	31,768
Research and development	-	-	-	-	42,026	42,026
Selling, general and administrative	45,254	19,462	2,054	15,618	-	82,388
Depreciation and amortisation	7,548	2,951	915	1,134	-	12,548

Total operating expenses	64,358	39,565	6,029	16,752	42,026	168,730

Operating income/(loss)	103,363	(2,508)	(2,440)	24,601	(42,026)	80,990

*Included within depreciation and amortisation costs in the International segment for the 3 months to 30 September 2003 are $5.5 million of tangible asset write-downs in respect of the closure of Lead Optimisation and intangible asset write-downs of $7.8 million.

Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(1) Analysis of revenues, operating income and reportable segments (continued)

9 months to 30 September	US	International	Biologics	Corporate	R&D	Total
2003	$’000	$’000	$’000	$’000	$’000	$’000

Product sales	620,100	110,843	10,206	-	-	741,149
Licensing and development	2,451	-	-	-	-	2,451
Royalties	14	7,206	-	142,114	-	149,334
Other revenues	13	-	-	-	-	13

Total revenues	622,578	118,049	10,206	142,114	-	892,947

Cost of product sales	71,660	35,600	8,364	-	-	115,624
Research and development	-	-	-	-	158,004	158,004
Selling, general and administrative	185,066	56,800	6,810	46,613	-	295,289
Depreciation and amortisation	25,136	*20,846	3,412	2,415	-	51,809

Total operating expenses	281,862	113,246	18,586	49,028	158,004	620,726

Operating income/(loss)	340,716	4,803	(8,380)	93,086	(158,004)	272,221

9 months to 30 September	US	International	Biologics	Corporate	R&D	Total
2002	$’000	$’000	$’000	$’000	$’000	$’000

Product sales	508,203	96,483	4,186	-	-	608,872
Licensing and development	1,929	402	-	-	-	2,331
Royalties	221	5,172	-	118,180	-	123,573
Other revenues	-	10	-	-	-	10

Total revenues	510,353	102,067	4,186	118,180	-	734,786

Cost of product sales	41,531	41,159	3,819	-	-	86,509
Research and development	-	-	-	-	138,557	138,557
Selling, general and administrative	154,837	51,580	6,023	36,028	-	248,468
Depreciation and amortisation	21,027	7,649	3,100	3,084	-	34,860

Total operating expenses	217,395	100,388	12,942	39,112	138,557	508,394

Operating income/(loss)	292,958	1,679	(8,756)	79,068	(138,557)	226,392

*Included within depreciation and amortisation costs in the International segment for the 9 months to 30 September 2003 are $5.5 million of tangible asset write-downs in respect of the closure of Lead Optimisation and intangible asset write-downs of $7.8 million.

**Included within the selling, general and administrative costs in the Corporate segment for the 9 months to 30 September 2003 is $7.2 million in respect of the former Chief Executive’s departure.

Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(2) Earnings per share

Basic earnings per share is based upon the net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.

Diluted earnings per share is based upon net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period.

	3 months to	3 months to	9 months to	9 months to
	30	30	30	30
	September	September	September	September
	2003	2002	2003	2002
	$’000	$’000	$’000	$’000

Numerator for basic earnings per share	64,619	63,585	193,170	179,694
Interest charged on convertible debt, net of tax	1,200	1,380	3,923	4,188

Numerator for diluted earnings per share	65,819	64,965	197,093	183,882

	Number of	Number of	Number of	Number of
	shares	shares	shares	shares

Weighted-average number of shares:
Basic	494,827,334	501,026,581	499,414,490	500,394,452
Effect of dilutive shares:
Stock options	2,628,923	1,993,136	2,043,820	2,553,745
Warrants	-	1,263,184	-	1,263,184
Convertible debt	18,370,565	19,847,177	19,072,392	19,847,177

Diluted	515,826,822	524,130,078	520,530,702	524,058,558

Basic earnings per share	13.1c	12.7c	38.7c	35.9c

Diluted earnings per share	12.8c	12.4c	37.9c	35.1c

Warrants to purchase approximately 1.4 million common shares for the three and nine months ended 30 September 2003 were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

Stock options to purchase approximately 17.5 million and 17.7 million common shares for the three months and nine months ended September 30, 2003 respectively, were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(3) Analysis of revenues

	3 months to

		3 months to	3 months to	3 months to
	30 September	30 September	30 September	30 September
	2003	2002	2003	2003
	$’000	$’000	% change	% of total

Net product sales:
ADDERALL XR	121,255	78,000	+55%	42%
ADDERALL	8,961	18,128	-51%	3%
AGRYLIN	25,907	28,725	-10%	9%
PENTASA	19,838	21,619	-8%	7%
PROAMATINE	8,102	14,398	-44%	3%
CARBATROL	11,619	10,944	+6%	4%
Calciums	7,009	6,126	+14%	2%
Others	35,655	27,564	+29%	12%

	238,346	205,504	+16%	82%

Royalty income:
3TC	35,300	32,501	+9%	12%
ZEFFIX	6,217	5,547	+12%	2%
Others	8,218	5,437	+51%	3%

	49,735	43,485	+14%	17%

Licensing	1,355	726	+87%	1%
Other	6	5	+20%	-

Total revenues	289,442	249,720	+16%	100%

	9 months to	9 months to	9 months to	9 months to
	30 September	30 September	30 September	30 September
	2003	2002	2003	2003
	$’000	$’000	% change	% of total

Net product sales:
ADDERALL XR	338,847	215,696	+57%	38%
ADDERALL	47,051	92,619	-49%	5%
AGRYLIN	102,132	81,596	+25%	12%
PENTASA	74,311	60,645	+23%	8%
PROAMATINE	40,238	34,839	+15%	5%
CARBATROL	34,955	35,090	-	4%
Calciums	19,476	16,528	+18%	2%
Others	84,139	71,859	+17%	9%

	741,149	608,872	+22%	83%

Royalty income:
3TC	106,979	93,857	+14%	12%
ZEFFIX	18,337	15,350	+19%	2%
Others	24,018	14,366	+67%	3%

	149,334	123,573	+21%	17%

Licensing	2,451	2,331	+5%	-
Other	13	10	+30%	-

Total revenues	892,947	734,786	+22%	100%

UK GAAP Results
Unaudited and Unreviewed Consolidated Profit and Loss Account

									(Audited)
	3 months to		3 months to		9 months to		9 months to		Year to
	30		30		30		30		31
	September		September		September		September		December
	2003		2002		2003		2002		2002
	£’000		£’000		£’000		£’000		£’000

Turnover: group and share of joint venture	181,046		161,837		559,684		502,907		697,314
Less: share of joint venture’s turnover	(790)		-		(2,326)		-		(762)

Group turnover on continuing operations	180,256		161,837		557,358		502,907		696,552
Discontinued operations	-		4,196		-		12,716		15,975

Group turnover	180,256		166,033		557,358		515,623		712,527
Cost of sales	(24,213)		(22,087)		(73,709)		(63,502)		(95,042)

Gross profit	156,043		143,946		483,649		452,121		617,485
Net operating expenses	(123,663)		(124,524)		(397,677)		(395,608)		(1,150,630)

Operating profit/(loss):	32,380		19,422		85,972		56,513		(533,145)

Continuing operations - Group	32,380		17,604		85,972		51,189		(541,603)
Discontinued operations	-		1,818		-		5,324		8,458

	32,380		19,422		85,972		56,513		(533,145)

Share of joint venture’s operating loss	(580)		-		(2,571)		-		(559)
Finance charges, net	380		(75)		3,557		720		6,931

Profit/(loss) on ordinary activities
before taxation	32,180		19,347		86,958		57,233		(526,773)
Tax on profit/(loss) on ordinary activities	(15,514)		(15,412)		(46,329)		(44,784)		(61,626)

Retained profit/(loss) for the
period transferred to/(from) reserves	16,666		3,935		40,629		12,449		(588,399)

Earnings/(loss) per share
Basic	3.4	p	0.8	p	8.1	p	2.5	p	(117.5	p)
Diluted	3.4	p	0.8	p	8.1	p	2.5	p	(117.5	p)

Unaudited and Unreviewed Consolidated Statement of Total Recognised Gains and Losses

									(Audited)
	3 months to		3 months to		9 months to		9 months to		Year to
	30		30		30		30		31
	September		September		September		September		December
	2003		2002		2003		2002		2002
	£’000		£’000		£’000		£’000		£’000

Profit/(loss) for the period	16,666		3,935		40,629		12,449		(588,399)
Translation of the financial
statements of overseas subsidiaries	(4,365)		(27,989)		4,469		(43,746)		(62,739)

Total recognised gains and losses
relating to the period	12,301		(24,054)		45,098		(31,297)		(651,138)

UK GAAP Results
Unaudited and Unreviewed Consolidated Balance Sheet

		(Audited)
	30	31
	September	December
	2003	2002
	£’000	£’000

Fixed assets
Intangible assets – intellectual property	185,701	183,404
Intangible assets – goodwill	1,820,048	1,900,896
Tangible assets	100,885	84,001
Fixed asset investments	37,387	37,345
Investment in joint ventures
Share of gross assets	3,623	5,082
Share of gross liabilities	(938)	(342)

	2,146,706	2,210,386

Current assets
Stocks	33,828	30,571
Debtors
- due within one year excluding deferred tax	135,557	106,125
- due within one year – deferred tax	27,058	21,646
- due after more than one year excluding deferred tax	8,432	9,535
- due after more than one year – deferred tax	8,079	3,861
Current asset investments	128,216	196,364
Cash at bank and in hand	640,104	558,432

	981,274	926,534
Creditors: amounts falling due within one year
Convertible debt	-	-
Other creditors	(134,984)	(131,885)

	(134,984)	(131,885)

Net current assets	846,290	794,649

Total assets less current liabilities	2,992,996	3,005,035
Creditors: amounts falling due after more than one year
Convertible debt	(218,214)	(243,547)
Other creditors	(12,311)	(13,782)

	(230,525)	(257,329)

Net assets	2,762,471	2,747,706

Capital and reserves
Called-up share capital	23,869	24,217
Share premium	3,217,080	3,214,512
Exchangeable shares	190,442	191,552
Capital reserve	2,755	2,755
Capital redemption reserve	380	-
Other reserves	24,247	24,247
Profit and loss account	(696,302)	(709,577)

Equity shareholders’ funds	2,762,471	2,747,706

Selected Notes to the Unaudited and Unreviewed UK GAAP Financial Statements

(1) Earnings per share

Earnings per share has been calculated by dividing the profit on ordinary activities after taxation for each period by the weighted-average number of shares in issue during those periods.

The weighted-average number of shares used in calculating fully diluted earnings per share has been adjusted for the effects of all dilutive potential ordinary shares.

The $370 million convertible loan note is excluded from the calculation of weighted average number of shares for fully diluted earnings per share in 2003 and 2002 as it was not dilutive. The zero coupon convertible loan note included in 2002 has no impact on the numerator for fully diluted earnings per share.

The warrants to purchase approximately 1.4 million common shares for the 3 and 9 months ended 30 September 2003 were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

					(Audited)
	3 months to	3 months to	9 months to	9 months to	Year to
	30	30	30	30	31
	September	September	September	September	December
	2003	2002	2003	2002	2002
	£’000	£’000	£’000	£’000	£’000

Profit for the period (for basic and diluted EPS)	16,666	3,935	40,629	12,449	(588,399)

	Number of	Number of	Number of	Number of	Number of
	shares	shares	shares	shares	shares

Weighted-average number of shares:
Basic	494,827,334	501,026,581	499,414,490	500,394,452	500,687,594
Conversion of convertible debt	-	-	-	-	-
Exercise of share options	2,628,923	1,993,136	2,043,820	2,553,745	-
Exercise of warrants	-	1,263,184	-	1,263,184	-

Fully diluted	497,456,257	504,282,901	501,458,310	504,211,381	500,687,594

(2) Basis of preparation

The Group has applied consistent accounting policies throughout both periods.

The results for the 3 and 9 months ended 30 September 2003 have not been audited or reviewed and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.

The figures for the 12 months ended 31 December 2002 do not constitute the Group’s statutory accounts, which have been filed with the Registrar of Companies. The auditors have reported on these accounts and that report was unqualified and did not contain a statement under Section 237 (2) of the Companies Act 1985.